EXHIBIT 99.1
Press Release
Contact: T. Scott O’Keefe Sr. Vice President & CFO 713-278-6010

NYSE Symbol: THE

HOUSTON, TEXAS — NOVEMBER 22, 2004, TODCO FILES REGISTRATION STATEMENT FOR SECONDARY OFFERING BY TRANSOCEAN

Houston, Texas, November 22, 2004—TODCO (the “Company”) (NYSE-THE) today announced the filing of a registration statement on Form S-1 for the sale of up to 14,950,000 shares of TODCO common stock owned by Transocean Inc., including 1,950,000 shares to cover an underwriters’ option to purchase additional shares in order to cover over-allotments, if any. TODCO will not receive any proceeds from the sale of the secondary common shares covered by this registration statement. The number of shares proposed to be sold represents approximately 22% of TODCO’s outstanding common stock or approximately 25% if the underwriters exercise their over-allotment option in full.

Transocean has informed the Company it will convert all of its remaining Class B common stock, which is entitled to five votes per share, into TODCO’s Class A common stock, which is entitled to one vote per share, upon completion of the proposed offering. After the offering, Transocean will own approximately 25% of TODCO’s outstanding Class A common stock, or approximately 22% if the underwriters exercise their over-allotment option in full, and no shares of Class B common stock will be outstanding.

Morgan Stanley & Co. Incorporated and Citigroup Global Markets Inc. will be leading a group of underwriters in this offering. When available, a preliminary prospectus relating to these securities may be obtained from Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036, Attn: Prospectus Department, and from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Statements regarding number of shares to be sold in the offering, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to general market conditions, market conditions in the financial markets, customary offering closing conditions and other factors detailed in the registration statement relating to these securities and TODCO’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

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